		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust 2002-1

Original Principal Class A
Class A-1	229,000,000
Class A-2	267,000,000
Class A-3	286,000,000
Class A-4	218,000,000
Number of Class A Bonds (000's)
Class A-1	229,000
Class A-2	267,000
Class A-3	286,000
Class A-4	218,000

		2003 Totals

CLASS A
Class A-1 Principal Distribution		26,710,159.48
Class A-1 Interest Distribution		47,382.89

Class A-2 Principal Distribution		267,000,000.00
Class A-2 Interest Distribution		4,046,193.61

Class A-3 Principal Distribution		2,851,299.58
Class A-3 Interest Distribution		10,725,000.00

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		9,570,200.04